Exhibit 10.1

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE ("Third Amendment") is made and entered into as of April 1, 2019, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership ("Landlord"), and AVINGER, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.     Landlord and Tenant entered into the Lease dated July 30, 2010 (the "Original Lease"), as amended by the First Amendment to Lease dated September 30, 2011 (the "First Amendment"), and the Second Amendment to Lease dated March 4, 2016 (the “Second Amendment”), pursuant to which Tenant currently leases approximately 44,200 rentable square feet of space comprised of (i) the space containing approximately 19,600 rentable square feet of space comprising the entire building located at 400 Chesapeake Drive, Redwood City, California 94063 (the "400 Building") and (ii) the space containing approximately 24,600 rentable square feet of space comprising the entire building located at 600 Chesapeake Drive, Redwood City, California 94063 (the "600 Building"). The Original Lease, the First Amendment and the Second Amendment are collectively, the "Lease."

B.     The parties desire to extend the Lease Term with respect to the portion of the Premises located in the 400 Building (the “400 Premises”), and otherwise amend the Lease on the terms and conditions set forth in this Third Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Third Amendment.

2.     Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.

3.     Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on November 30, 2019. Landlord and Tenant hereby agree to extend the Lease Term with respect to the 400 Premises only for a period of five (5) years, from December 1, 2019, until November 30, 2024, on the terms and conditions set forth in the Lease, as hereby amended by this Third Amendment, unless sooner terminated as provided in the Lease. The period of time commencing on December 1, 2019, and ending on November 30, 2024, shall be referred to herein as the "Second Extended Term."

3.1     No Extension of 600 Building. Notwithstanding the foregoing, Tenant’s lease of the portion of the Premises located in the 600 Building (the “600 Premises”) shall not be extended, and shall expire by its terms as of 11:59 p.m. on November 30, 2019. Landlord acknowledges that (i) Tenant has previously sublet the 600 Premises to Gynesonics, Inc. (the “Subtenant”), pursuant to a sublease that extends through November 30, 2019, and (ii) Landlord has entered into a direct lease of the 600 Premises to Subtenant commencing as of December 1, 2019. Accordingly, Subtenant shall continue to occupy the 600 Premises, and Tenant shall have no obligation to deliver the 600 Premises to Landlord or to perform any removal or restoration obligations with respect to the 600 Premises, as of the termination of Tenant’s lease thereof. With respect to the period after December 1, 2019, the Premises shall consist of the 400 Premises only, and shall be deemed to contain 19,600 rentable square feet of space.

3.2     Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that notwithstanding the extension of the Lease with respect to the 400 Premises for the Second Extended Term, Tenant shall continue to have one (1) option to further extend the Lease Term pursuant to the same terms set forth in Section 2.2 of the Original Lease, provided that the Option Term shall be for a period of five (5) years. Any references in such Section 2.2 to the initial Lease Term shall be deemed to apply to the Second Extended Term.

4.     Rent.

4.1     Base Rent. Prior to December 1, 2019, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease. During the Second Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises (as reduced to consist only of the 400 Premises) as follows:

Period During Second Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot

December 1, 2019 – November 30, 2020	$1,081,920.00	$90,160.00	$4.600

December 1, 2020 – November 30, 2021	$1,119,787.20	$93,315.60	$4.761

December 1, 2021 – November 30, 2022	$1,158,979.80	$96,581.65	$4.928

December 1, 2022 – November 30, 2023	$1,199,544.00	$99,962.00	$5.100

December 1, 2023 – November 30, 2024	$1,241,528.04	$103,460.67	$5.279

4.2     Direct Expenses. During the Second Extended Term, Tenant shall continue to be obligated to pay Tenant's Share of the annual Direct Expenses in connection with the Premises (as reduced to consist only of the 400 Premises) which arise or accrue during such period in accordance with the terms of the Lease.

5.     No Right of First Offer. The right of first offer set forth in Section 1.4 of the Original Lease, as amended by the terms of Section 9 of the First Amendment, is hereby deleted and shall be of no further force or effect.

6.     Security Deposit. As provided in the First Amendment, Landlord is currently holding a Security Deposit pursuant to the Lease in the amount of $190,178.60. As of the date hereof, the required amount of the Security Deposit is amended to be $206,921.34. Concurrently with Landlord’s execution of this Third Amendment, Tenant shall pay to Landlord $16,742.74, to increase the amount of the Security Deposit held by Landlord to such increased amount.

7.     Landlord Property. Tenant shall not be required to remove or restore, at the expiration or earlier termination of the Lease, any Alterations existing in the Premises as of the date of this Third Amendment. In addition, with respect to any future Alterations, Tenant shall not be required to remove any such Alterations except to the extent the same are Extraordinary Fixtures as defined in the Second Amendment.

8.     Hazardous Materials Obligations Upon Surrender. Clause (ii) of Section 5.4.3 of the Lease shall be deleted and replaced with the following: “(ii) cause all Hazardous Materials brought onto the Premises by Tenant or Tenant's Agents to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for the purposes allowed as of the date of this Lease.”

9.     Confidentiality. The terms of Section 29.28 of the Lease shall not apply to any disclosures required by applicable laws, including any regulations of the Securities and Exchange Commission or other governing bodies.

10.     Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than Jones Lang LaSalle and CBRE, Inc. (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

11.     California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) the responsiblity for making any repairs within the Premises or at the Project to correct violations of construction-related accessibility standards shall be governed by the terms of the Lease.

12.     No Further Modification. Except as specifically set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

"LANDLORD"			"TENANT"

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company			AVINGER, INC., a Delaware corporation

By:	/s/ Scott Bohn		By:	/s/ Mark Weinswig

	Name:	Scott Bohn		Name:	Mark Weinswig

	Its.	Senior Vice President		Its:	Chief Financial Officer

Date:	April 1, 2019	Date:	April 1, 2019